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                                                            EXHIBIT 10.23



                          EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 31st day of May, 1998, by and between Phase Shift Technology, Inc., an Arizona corporation having its principal offices at 3480 East Britannia, Suite 110, Tucson, Arizona 85706 ("PST"), and Chris Koliopoulos, an individual having his principal residence at the address set forth on the signature page hereof (the "Executive").

                               WITNESSETH:

     WHEREAS, Theta Acquisition Corp., an Arizona corporation ("Subsidiary") is a wholly owned subsidiary of ADE Corporation, a Massachusetts corporation ("ADE") (references to "ADE" will include ADE Corporation and its subsidiaries, unless the context requires otherwise).

     WHEREAS, on the date hereof Subsidiary is merging with and into PST and as a result of such merger (the "Merger") PST will become a wholly owned subsidiary of ADE;

     WHEREAS, the Executive prior to the Merger was a key employee of PST and wishes to continue similar employment with PST following the Merger, and PST wishes to employ the Executive following the Merger, all on the terms and conditions provided below;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Employment Period. PST hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of PST for the Employment Period. Unless sooner terminated pursuant to Section 4, the Employment Period will be the period beginning on the date of this Agreement and ending on the third anniversary of such date.

     2. Position and Duties.

        (a) During the Employment Period, the Executive will serve as President of PST and as such he shall report to the Board of Directors of PST. He shall have such responsibilities as would normally inhere in such position except insofar as such responsibilities may be changed by the Board of Directors. He shall also be a Director of PST.

        (b) Excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of PST and to use his best efforts to perform faithfully and diligently such responsibilities.

     3. Compensation and Benefits.

        (a) Salary. The Executive will receive an annual salary ("Salary"), which shall not be subject to reduction, to be established from time to time by the Board of Directors of PST



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during the Employment Period. The initial Salary amount shall be
$180,000.00. The Salary shall be paid at such times and in such amounts as is consistent with the customary payroll practices of ADE for its similarly situated executives.

        (b) Incentive, Savings and Retirement Plans. In addition to the Salary payable as hereinabove provided, the Executive shall be entitled to participate, during the Employment Period, in all savings and retirement plans and programs of ADE and all short and long-term incentive plans and programs applicable to other similarly situated executives of ADE.

        (c) Benefit Plans. During the Employment Period the Executive shall be eligible to participate in employee benefit plans of ADE made available from time to time to similarly situated executives of ADE, including cash bonus incentives, health and disability insurance, 401(k) and employee stock option plans. The parties agree to negotiate in good faith subsequent to the execution of this Agreement to reach a mutually satisfactory disability insurance arrangement for the Executive. The number of stock options (if any) to be granted to the Executive as of the date of this Agreement, the plan pursuant to which they are to be granted, the effective date of grant, and the exercise price therefor are set forth in Schedule A hereto.

        (d) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the policies of ADE as in effect from time to time during the Employment Period with respect to other similarly situated executives of ADE.

     4. Termination.

        (a) Death or Disability. This Agreement will terminate automatically upon the Executive's death. PST may terminate this Agreement upon the Executive's Disability (as defined below) by giving to the Executive written notice of its intention to terminate the Executive's employment. In such case, the Executive's employment with PST will terminate effective 30 days after receipt of such notice (the "Disability Effective Date"), unless the Executive has previously returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means a physical or mental disability that significantly impairs the Executive's performance of his duties and which continues for at least 180 days.

        (b) Cause. PST may terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" means (i) the Executive's willful and continued failure or refusal to perform in any material respect his responsibilities hereunder or any lawful directive of the Board of Directors in keeping with Executive's title and position with PST (other than any such failure resulting from incapacity due to physical or mental illness), (ii) the Executive's willful conduct which is materially injurious to the ADE, or (iii) the Executive's conviction of a felony.

        (c) Notice of Termination. Any termination by PST for Cause will be effected by a Notice of Termination to the Executive given in accordance with Section 8 (b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which
(i) indicates the specific termination provision in this Agreement relied upon and (ii) sets


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forth in reasonable detail the facts and circumstances which provide a basis for termination of the Executive's employment under the provision so indicated.

        (d) Date of Termination. "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date of the Executive's receipt of an effective Notice of Termination, as the case may be.

     5. Obligations of PST upon Termination.

        (a) Cause. If the Executive's employment is terminated for Cause, PST will pay the Executive his full Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and will have no further obligations to the Executive under this Agreement.

        (b) Other Reasons. If, during the Employment Period, PST terminates the Executive's employment for any reason other than for death, Cause, or Disability, PST shall pay to the Executive, as severance pay in lieu of any further salary payments for periods subsequent to the Date of Termination, a monthly severance payment determined as follows: the sum of (i) the Salary in effect immediately prior to the Date of Termination and (ii) the amount of any bonus paid to the Executive pursuant to any bonus plan of ADE with respect to the year preceding that in which the termination occurs will be divided by twelve. Such payment will continue to be made for the number of months remaining in the Employment Period.

     6. Noncompetition.   The Executive shall be subject to the terms
of the Noncompetition Agreement of even date herewith between the Executive and ADE.

     7. Confidential Information and Inventions.

        (a) The Executive agrees that Confidential Information (as defined below) of ADE, is the property of ADE to be held by him in trust and solely for ADE's benefit, and shall not be used for the benefit of the Executive or disclosed by the Executive to others either during or after his employment without ADE's prior written consent unless such disclosure is required to be disclosed pursuant to any law, regulation or ruling of any governmental body or authority or court order in which case Executive shall give to ADE as much advance notice of the date, time, place, nature and manner of the required disclosure as is possible in the circumstances.

       "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and development information, product plans, products, services, customer lists and customers (including, but not limited to, customers of ADE on whom the Executive called or with whom the Executive became acquainted during the term of the Executive's employment), supplies, personnel, markets, software, product development information, hardware configuration information, marketing information, costs, pricing information, finances or other business information disclosed to the Executive by ADE either directly or indirectly in writing, electronically transmitted, orally or by drawings or inspection of parts or equipment. "Confidential Information" does not include


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general industry or other information to the extent that such information is publicly available or is otherwise in the public domain (other than through breach of this Agreement).

        (b) The Executive agrees further to give to ADE, both during the period of his employment by ADE and subsequent thereto, all assistance ADE reasonably requires in order to protect Confidential Information.

        (c) The Executive agrees further that any improvements or inventions, original works of authorship, developments and trade secrets made by him either alone or with others, during his employment by ADE or made thereafter as a result of any invention conceived or work done during his employment by ADE so far as the same relate to ADE's business, products, processes and developments, and all his right, title and interest in and to the same shall be deemed as made and held by him in a fiduciary capacity and solely for the benefit of ADE, shall not be disclosed to others without its written consent and shall be the sole and exclusive property of ADE.

        (d) The Executive agrees to disclose promptly and fully to ADE and to its attorneys all said improvements, inventions, original works of authorship, developments and trade secrets and shall upon its request surrender to it all tangible evidence of said improvements, inventions, original works or authorship, developments and trade secrets.

        (e) The Executive, when requested so to do either during or after said employment, agrees

          (i) to assign and convey to ADE his entire right, title and interest in and to said improvements, inventions, original works or authorship, developments and trade secrets;

          (ii) to assist ADE and its agents in preparing applications for patents, copyrights or other intellectual property rights, United States and foreign, covering the same;

          (iii) to sign and deliver all said applications and assignments of the same to ADE; and

          (iv) generally, to give all information and testimony, sign all papers and do all things which may be needed or requested by ADE, to the end that ADE may obtain, extend, reissue, maintain and enforce United States and foreign patents, copyrights and other intellectual property rights covering said improvements and inventions.

        (f) ADE agrees to bear all expenses which it causes to be incurred in obtaining, extending, reissuing, maintaining and enforcing said patents, copyrights or other intellectual property rights, and in vesting and perfecting title thereto in ADE, and agrees further to pay the Executive for any time which it may require of him therefor subsequent to the termination of his employment, such payment to be at a reasonable hourly rate to be negotiated by the parties at the time.


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        (g)    The Executive represents and warrants that

            (i) He has not entered into and will not enter into any agreement which is inconsistent herewith; and

            (ii) His employment by ADE is not incompatible with any previous employment.


     8. Successors.

        (a) This Agreement is personal to the Executive and may not be assigned by the Executive without the prior written consent of PST.

        (b) This Agreement will inure to the benefit of and be binding upon PST and its successors. Any successor to PST will, by an agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as PST would have been required to perform.

     9. Miscellaneous.

        (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended otherwise than by a written agreement executed by the parties hereto.

        (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by certified mail, return receipt requested, postage prepaid, addressed as follows:


     If to the Executive:

       Chris Koliopoulos
       c/o Phase Shift Technology, Inc.
       3480 East Britannia, Suite 110
       Tucson, Arizona  85706


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          If to PST:

          Robert C. Abbe, Chairman
          Phase Shift Technology, Inc.
          c/o ADE Corporation
          80 Wilson Way
          Westwood, Massachusetts  02090-1806

or to such other address as either party furnishes to the other in writing in accordance herewith. Notices and other communications will be effective when actually received by the addressee.

        (b) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

        (c) PST may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as required to be withheld pursuant to any applicable law or regulation.

                        [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the Executive and PST have executed this
Agreement as of the day and year first above written.




                         /s/ Chris Koliopoulos
                         ----------------------------------------
                         Chris Koliopoulos
                         Address:  c/o Phase Shift Technology, Inc.
                         3480 East Britannia, Suite 110
                         Tucson, Arizona  85706




                         PHASE SHIFT TECHNOLOGY, INC.

                         By: /s/ Robert C. Abbe
                         -----------------------------------
                             Name:  Robert C. Abbe
                              Title:  Chairman


ADE Corporation agrees to provide benefits in accordance with Section 3 hereof:

ADE CORPORATION


By:  /s/ Robert C. Abbe
     ------------------------------------
     Name:     Robert C. Abbe
    Title:     President and
               Chief Executive Officer



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                                                         Schedule A


             Information Regarding Stock Options to Be Granted





Number of Underlying Shares of
ADE Common Stock:                              None

Name of Plan:                                   N/A

Date of Grant:                                  N/A

Exercise Price:                                 N/A

